Ex-99.2 a)
                                                                       EXHIBIT I


                  MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE
                    WITH THE USAP MINIMUM SERVICING STANDARDS

March 12, 1999

As of and for the year ended December 31, 1998, except as specifically noted below, NationsBanc Mortgage Corporation (the "Company"), a wholly-owned indirect subsidiary of BankAmerica Corporation (the "Corporation"), has complied in all material respects with the minimum servicing standards (the "Standard(s)") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). During the year ended December 31, 1998, the Company's Louisville, Kentucky servicing operations continued to experience significant changes as a result of the acquisition of Boatmen's National Mortgage, Inc. ("Boatmen's") in 1997. As a result, certain instances of noncompliance with the Standards occurred. Except as specifically noted, the following instances of noncompliance have been remedied and procedural enhancements continue to be implemented.

o Standard. Custodial bank account and related bank clearing account reconciliations shall be prepared within forty-five (45) calendar days after the cutoff date and documented reconciling items shall be resolved from these reconciliations within ninety (90) calendar days of their original identification.

     Certain reconciling items which arose during the year ended December 31, 1998, primarily occurring in custodial accounts related to certain real estate mortgage investment conduits acquired from Boatmen's (collectively, the "REMICs"), were not always cleared within 90 days of identification. Management has taken appropriate measures and has continued to follow an action plan to resolve all outstanding reconciling items which arose during the year ended December 31, 1998. All significant reconciling items which arose from January 1, 1998 through December 31, 1998 have been isolated and reviewed by the Company, and the Company believes these items will not have a material impact on the status of any custodial accounts.

o Standard: The servicing entity's investor reports shall agree with, or reconcile to, investor's records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

     For a selection of securitized loan portfolios, primarily the REMICs, the Company's investor reports did not agree with the investor's records on a monthly basis at one or more times during the year ended December 31, 1998. Management has isolated these differences and acknowledges that some of the differences were


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     due to events and circumstances outside the Company's control. Management has implemented an action plan and is continuing to resolve these differences with the REMIC investors.

Management has taken definitive actions and implemented procedures and controls to address and correct the instances of noncompliance which occurred during 1998.

As of and for the year ended December 31, 1998, NationsBanc Mortgage Corporation was covered by the Corporation's fidelity bond insurance coverage and mortgage servicing errors and omissions insurance coverage in the amounts of $249,900,000 and $250,000,000, respectively.

/s/ Andrew D. Woodward, Jr.                     /s/ J. Mark Hanson
---------------------------                     ------------------
Andrew D. Woodward, Jr.                         J. Mark Hanson
President                                       Senior Vice President and
NationsBanc Mortgage Corporation                  Servicing Director
                                                NationsBanc Mortgage Corporation

/s/ Denise C. Sawyer                            /s/ H. Randall Chestnut
--------------------                            -----------------------
Denise C. Sawyer                                H. Randall Chestnut
Executive Vice President and                    Senior Vice President and
  Chief Financial Officer                         Servicing Director
NationsBanc Mortgage Corporation                NationsBanc Mortgage Corporation

/s/ Gary K. Bettin
------------------
Gary K. Bettin
Senior Vice President and
Director of Mortgage Operations NationsBanc
Mortgage Corporation

Ex-99.2 b)

As of and for the year ended December 31, 1998, Cendant Mortgage Corporation (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $90 million and $20 million, respectively.



Cendant Mortgage Corporation



/s/ Terence W. Edwards                      /s/ Martin L. Foster
----------------------                      --------------------
Terence W. Edwards                          Martin L. Foster
President and Chief Executive Officer       Sr. Vice President - Servicing